Exhibit 4.3

EXECUTION VERSION

THIS SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT AND THE RIGHTS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATED NOTE AND INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY 1, 2006, BY AND AMONG OPEN LINK FINANCIAL, INC., BANK OF AMERICA, N.A. AND THE SUBORDINATED NOTE HOLDERS SIGNATORY THERETO

SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT

Among

OPEN LINK FINANCIAL, INC.
as Borrower

AND

TA SUBORDINATED DEBT FUND, L.P.

AND

TA INVESTORS II, L.P.
as Noteholders

Dated as of February 1, 2006

OPEN LINK FINANCIAL, INC.

Subordinated Convertible Subordinated Note Purchase Agreement

Dated as of February 1, 2006

i

SCHEDULES, EXHIBITS & ANNEXES

Exhibits

Exhibit A	Form of Joinder Agreement
Exhibit 2.1	Form of Convertible Subordinated Note
Exhibit 2.1(i)	Form of Subordinated Note
Exhibit 2.1(ii)	Form of Warrant
Exhibit 2.2	Allocation of Convertible Subordinated Note Purchase Amount
Exhibit 2.2(i)	Allocation of Subordinated Note Purchase Amount
Exhibit 2.2(ii)	Allocation of Warrant Shares

Schedules

Schedule 5.1	Jurisdiction of Organization
Schedule 5.5	Existing Encumbrances
Schedule 5.6	Location of Books and Records
Schedule 5.11	Litigation
Schedule 5.12	Subsidiaries
Schedule 5.15	Environmental Liabilities
Schedule 5.19	Capitalization
Schedule 5.20	Labor Relations
Schedule 5.21	Transactions with Affiliates
Schedule 5.23	Leases
Schedule 5.24	Intellectual Property Exceptions
Schedule 5.26	Material Contracts
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Guarantees
Schedule 7.5	Existing Encumbrances

SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT

This Subordinated Convertible Note Purchase Agreement is dated as of February 1, 2006 (as amended, restated or otherwise modified and in effect from time to time, this “Agreement”) by and among Open Link Financial, Inc., a Delaware corporation (“Borrower”), TA Subordinated Debt Fund, L.P., a Delaware limited partnership (“TA Debt Fund” or a “Noteholder”), and TA Investors II, L.P., a Delaware limited partnership (a “Noteholder” and, together with TA Debt Fund and their successors and assigns, “Noteholders”).

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I -DEFINITIONS

Section 1.1.           Definitions. As used herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account and Accounts Receivable” shall mean, individually and collectively, all rights to payment for goods sold or leased or for services rendered, all sums of money or other proceeds due or becoming due thereon (including, without limitation, all accounts receivable, notes, bills, drafts, acceptances, instruments, documents, chattel paper and all other debts, obligations and liabilities in whatever form owing to any Person for goods sold by it or for services rendered by it), all guaranties and security therefor, and all right, title and interest of such Person in the goods or services giving rise thereto and the rights pertaining to such goods, including rights of reclamation and stoppage in transit, and all related insurance, whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to such Person.

“Affiliate” shall mean, with reference to any Person, (i) any director or officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control with that Person, (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iv) any other Person that possesses, directly or indirectly, power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of that Person, and (v) any other Person in which such Person holds directly or indirectly 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of such other Person. Notwithstanding the foregoing, none of the Noteholders shall be deemed to be an Affiliate of any member of the Borrower Affiliated Group; no portfolio company controlled by TA Associates or its Affiliates shall be deemed an Affiliate of any member of the Borrower Affiliated Group as a result of the ownership or operation of such portfolio company by TA Associates or its Affiliates.

“Agreement” shall mean this Agreement as amended, restated or otherwise modified and in effect from time to time.

“Applicable Law” shall mean all applicable laws, statutes and rules and regulations thereunder and interpretations thereof by any court of competent jurisdiction or by any

Governmental Authority or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to any Noteholder by any central bank or other fiscal, monetary or other authority, whether or not having the force of law, including, without limitation, any change according to a prescribed schedule of increasing requirements.

“Borrower” shall have the meaning set forth in the Preamble.

“Borrower Affiliated Group” shall mean, collectively, (i) the Borrower and (ii) all of its Subsidiaries.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business.

“Capital Expenditures” shall mean, to the extent capitalized in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible) including assets being constructed (whether or not completed), leasehold improvements, capital leases under GAAP, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the capitalized amount thereof (determined in accordance with GAAP) and (iii) without duplication, expenditures in or from any construction-in-progress account of the Borrower or any other member of the Borrower Affiliated Group.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may from time to time be supplemented or amended and remain in effect.

“Closing” shall have the meaning assigned to that term in Section 2.2.

“Closing Date” shall have the meaning assigned to that term in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” includes (i) the voting common stock of Borrower, par value $0.01 per share, as authorized on the date of this Agreement, (ii) any other common stock of any class or classes (however designated) of Borrower, authorized on or after the date hereof, and (iii) any other securities into which or for which any of the securities described in (i) or (ii) above may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

“Consolidated and Consolidating” shall mean the terms Consolidated and Consolidating shall have the respective meanings ascribed to such terms under GAAP.

“Consolidated Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus non-financed Capital Expenditures made during such period minus cash taxes actually paid by Borrower and its Subsidiaries during such period to (b) all scheduled principal and interest payments on the Total Funded Debt of the Borrower and its Subsidiaries made during such period.

“Consolidated Leverage Ratio” shall mean as at the end of any fiscal quarter of the Borrower Affiliated Group, the ratio of (i) Consolidated Total Funded Debt as at the end of such fiscal quarter, to (ii) EBITDA for the four consecutive fiscal quarters of the Borrower Affiliated Group ending on the last day of such fiscal quarter.

“Consolidated Net Income” shall mean in relation to the Borrower Affiliated Group on a Consolidated basis for any period, the net income of the Borrower Affiliated Group after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP (with Inventory being determined on a “first-in, first-out” basis), for such period, but without giving effect to any GAAP extraordinary gains or losses.

“Controlled Group” shall mean all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Dollar or $” shall mean dollars in lawful currency of the United States of America.

“EBITDA” shall mean in relation to the Borrower Affiliated Group on a Consolidated basis for any period, an amount equal to Consolidated Net Income of the Borrower Affiliated Group for such period, plus the following to the extent deducted in computing such Consolidated Net Income for such period: (i) Interest Charges for such period, (ii) taxes on income for such period, (iii) depreciation for such period, (iv) stock based compensation expense for such period, (v) any non-cash charges for such period in an amount not in excess of $750,000, (vi) amortization for such period, (vii) any Stay Bonus proceeds paid during such period, (viii) expenses related to non-cash foreign-exchange losses incurred during such period and (viii) non-cash purchase accounting effects related to the Related Transactions, including loss of deferred revenue, but solely for the first 18 months following the date of this Agreement.

“Encumbrances” shall have the meaning ascribed thereto in Section 7.5.

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local and provincial environmental, health or safety statutes, laws, regulations, ordinances, policies and or common law (whether now existing or hereafter enacted or promulgated), of all federal, state, local, provincial or other governmental authorities, agencies, commissions, boards, bureaus or departments which now or hereafter have jurisdiction over the Borrower or any other member of the Borrower Affiliated Group and all applicable, binding and enforceable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

“Equity Securities” shall mean as to any Person, any shares of any class of capital stock or other equity interests of such Person, voting or non-voting, or any options, warrants or similar rights with respect to any such shares or other equity interests.

“Event of Default” shall have the meaning assigned to that term in Section 8.1.

“GAAP” or “generally accepted accounting principles” shall mean accounting principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (b) consistently applied with past financial statements of Borrower adopting the same principles; provided that in each case referred to in this definition of “generally accepted accounting principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantees” shall mean as applied to any Person, without duplication, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on such Person’s Consolidated balance sheet, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep- well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

“Hazardous Material” shall mean any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste” or “hazardous material” or “hazardous substance” or “controlled industrial waste” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, CERCLA, the Canadian Environmental Protection Act (Canada) and any applicable local or provincial statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Borrower or any other member of the Borrower Affiliated Group; or (iv) which could pose a danger to the environment or to the health or safety of any person, including, without limitation, gasoline, diesel fuel, oil or other petroleum products, asbestos, asbestos containing materials (“ACM”), polychlorinated biphenyls (“PCB’s”), radon gas, urea formaldehyde, flammable materials or radioactive material.

“Holdco” shall mean OLF Acquisition Corp., a Delaware corporation.

“Indebtedness” shall mean as applied to any Person, (i) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person, and all obligations representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by such Person, whether or not the obligations secured thereby shall have been assumed, (iv) all obligations under synthetic leases, (v) that portion of all obligations arising under capital leases that is required to be capitalized on the Consolidated balance sheet of such Person, and (vi) all Guarantees.

“Initial Financial Statement” Shall have the meaning ascribed thereto in Section 5.7.

“Insolvent or Insolvency” shall mean the occurrence of one or more of the following events with respect to a Person: dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or other foreign or domestic applicable statutes; such Person’s inability to pay its debts generally as they come due; appointment of a receiver of any substantial part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors generally by, or the entry of an order for relief or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors or readjustment of indebtedness generally, or the offering of a plan to creditors for composition or extension, except for an involuntary proceeding commenced against such Person which is dismissed within 60 days after the commencement thereof without the entry or an order for relief or the appointment of a trustee.

“Interest Charges” shall mean for any period, means, without duplication, all interest, both expensed and capitalized, and all amortization of debt discount and expense (including commitment fees, letter of credit fees and similar expenses) on any particular Indebtedness (including outstanding letters of credit) for which such calculations are being made, all as determined in accordance with GAAP. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

“Inventory” shall mean goods, merchandise and other personal property, now owned or hereafter acquired by a Person, which are held for sale or lease or are furnished or to be furnished under a contract of service or are raw materials, work in process or materials used or consumed or to be used or consumed in such Person’s business.

“Investment” shall mean as applied to any Person, (i) the purchase or acquisition of any share of capital stock, partnership interest, limited liability company membership interest or other Equity Security, of any other Person, or the contribution to the capital of any other Person (ii) any loan, advance or extension of credit to, or the purchase of any evidence of indebtedness of any other Person, (iii) any real estate held for sale or investment, (iv) any commodities futures contracts held other than in connection with bona fide hedging transactions, (v) any other investment in any other Person, and (vi) the making of any written commitment or acquisition of any option to make an Investment.

“Investment Documents” shall mean collectively, (i) the Major Stockholder Contribution and Exchange Agreement, dated as of the date hereof, among Holdco, Coleman Fung, and the Investors named therein, (ii) the Contribution and Exchange Agreement, dated as of the date hereof, among Holdco and the holders of shares of the Borrower’s Common Stock named therein, and (iii) each of the other documents, instruments and agreements executed and delivered in connection with the Investment Transaction.

“Investment Transaction” shall mean the investment by TA Equity of at least $45,000,000 of new cash equity in Holdco, which will be contributed to the Borrower upon and as a result of the consummation of the Merger Transaction, and the contribution by certain current stockholders of the Borrower of common stock in the Borrower in exchange for cash and common stock in Holdco.

“Leases or Lease” shall mean any agreement granting a Person the right to occupy space in a structure or real estate for any period of time or any capital lease, operating lease or other lease of or agreement to use personal property including, but not limited to, machinery, equipment, furniture and fixtures, whether evidenced by written or oral lease, contract, sales agreement or other agreement no matter how characterized.

“Mandatory Repurchase Event” shall mean the occurrence of any one of any of the following events: (a) the stockholders of Borrower immediately after giving effect to the consummation of the Related Transactions, shall collectively cease to, directly or indirectly, own and control a majority of the outstanding equity interests of Borrower; (b) a majority of Borrower’s board of directors (or similar governing body) shall cease to consist of the directors (or similar parties) of Borrower on the Closing Date (after giving effect to the Related Transactions) and other directors (or similar parties) whose nomination for election to Borrower’s board of directors (or similar governing body) is recommended by at least a majority of the foregoing described directors (or similar parties), (c) any change in equity ownership of the Borrower which would result in TA ceasing at any time to, directly or indirectly, have the power to elect a majority of the Board of Directors of the Borrower, (d) there shall be consummated (i) any consolidation or merger of Borrower where the equity interest holders of Borrower, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares or other equity interests representing a majority of the voting power of the corporation or other entity issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation or other entity, if any), (ii) any sale or transfer of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole, and (iii) any plan or proposal for the liquidation, winding up or dissolution of Borrower or any material Subsidiary (as the case may be) or (e) Borrower’s initial public offering of its equity interests.

“Material Adverse Effect” shall mean with respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), which, taken together with all other then existing events could reasonably be expected to result in:

(a)                                       a material adverse effect on the business, financial condition or results of operations of the Borrower Affiliated Group, taken as a whole;

(b)                                      an adverse effect on the ability of the Borrower or the Borrower Affiliated Group, taken as a whole, to perform any of their respective Obligations under any of the Subordinated Notes Documents to which such Person is a party; or

(c)                                       any impairment of the validity, binding effect or enforceability of this Agreement or any of the other Subordinated Notes Documents, or any material impairment of the rights, remedies or benefits available to the Noteholders under any Subordinated Notes Document.

“Material Contracts” shall have the meaning ascribed thereto in Section 5.26.

“Merger Documents” shall mean collectively, (i) the Certificate of Ownership and Merger, (ii) the Stockholders Agreement, dated as the date hereof, among the Borrower, the Management Stockholders therein defined, and the Investors therein defined, (iii) the Registration Rights Agreement, dated as of the date hereof, among the Borrower, the Investors defined therein, and the Management Stockholders defined therein, (iv) the Stock Restriction Agreement, dated as of the date hereof, among the Borrower, the Stockholders defined therein, and the Investors defined therein, (v) the employment agreements of Coleman Fung and Kevin Hesselbirg, (vi) the option termination agreements with each option holder, and (vii) all other agreements, instruments and documents entered into in connection with the Merger Transaction.

“Merger Transaction” shall mean the merger of Holdco with and into the Borrower immediately prior to the closing hereunder.

“Notes” shall mean, (i) prior to the Conversion Date, the Convertible Subordinated Notes and (ii) after the Conversion Date, the Subordinated Notes.

“Obligations” shall mean all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to the Noteholders, by or from Borrower, whether existing on the date of this Agreement or arising thereafter, whether arising out of this Agreement or any other Subordinated Notes Documents or any other instrument or agreement arising in connection herewith, including, without limitation, all obligations to repay principal of and interest on the Notes, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to Borrower, under the Subordinated Notes Documents, whether or not evidenced by any note or other instrument.

“Opening Balance Sheet” shall mean the Consolidated and Consolidating balance sheet of the Borrower Affiliated Group dated as of the day the Related Transactions are consummated (and after giving effect thereto), prepared in accordance with GAAP and reflecting actual Consolidated and Consolidating figures for the Borrower Affiliated Group after the consummation of the Related Transactions and the Notes issued hereunder.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PCB” shall have the meaning ascribed thereto in the definition of Hazardous Material.

“Permitted Encumbrances” shall have the meaning ascribed thereto in Section 7.5.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

“Plan” shall mean at any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (ii) if such Plan is established or maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

“Pro Forma Financial Statement” shall have the meaning ascribed thereto in Section 5.7.

“Qualified Investments” shall mean as applied to the Borrower or any other member of the Borrower Affiliated Group, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America, (ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or their successors, and (iv) any auction-rate preferred securities rated AAA or its equivalent by Moody’s or S&P or their successors, and (v) any repurchase agreement secured by any one or more of the foregoing.

“Related Agreements” shall mean the Merger Documents, Investment Documents and the Senior Debt Documents.

“Related Transactions” shall mean the transactions contemplated by the Related Agreements.

“Reportable Event” shall have the meaning ascribed thereto in Section 6.1(g).

“Restricted Payment” shall mean (i) any cash or property dividend, distribution or other payment, direct or indirect, by the Borrower or any of its Subsidiaries to any Person who now holds, or who at the relevant time of reference holds, an equity interest in the Borrower or any of its Subsidiaries, whether evidenced by a security or not, other than (x) compensation and bonuses paid to employees of the Borrower and its Subsidiaries in the ordinary course of business, (y) dividends payable solely in shares of any class of capital stock to holders of that class, and (z) loans and advances made to employees for taxes incurred by such employees in connection with the Related Transactions (ii) any payment on account of the purchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or its Subsidiaries, or any other payment or distribution made in respect thereof, either directly or indirectly, (iii) any management or similar fees paid or payable by any member of the Borrower Affiliated Group to any Person who now holds, or in the future holds, directly or indirectly, an equity interest in the Borrower or any of its Subsidiaries, (iv) any payment on or in respect of any Subordinated Debt, and (v) any payment made in respect of any Stay Bonus.

“Securities” shall mean, collectively, the Convertible Subordinated Notes, the Subordinated Notes, the Warrants and the Warrant Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Senior Lender” shall mean Bank of America, N.A. and its successors and assigns as permitted under the Senior Loan Agreement.

“Senior Loan Agreement” shall mean that certain Revolving Credit and Term Loan Agreement dated as of the date hereof between Borrower and Senior Lender, as amended, supplemented, replaced or otherwise modified from time to time.

“Senior Debt Documents” shall mean the “Loan Documents” as such term is defined in the Senior Loan Agreement.

“Solvency Certificates” shall mean the solvency certificate dated as of the date hereof and executed and delivered by the chief financial officer of the Borrower to the Noteholders on behalf of the Borrower Affiliated Group on a Consolidated basis.

“Stay Bonus” shall mean, proceeds of the Related Transactions representing (i) option exercise stay bonuses for certain unvested option shares, which shall be paid out in accordance with the vesting schedule for those option shares and the terms of any applicable stay bonus agreement, and (ii) management stay bonuses, which shall be held in escrow and paid out in accordance with the terms of the Retention Bonus Plan of the Borrower and any applicable participation letters dated as of the date hereof.

“Subordinated Debt” means debt or other obligations of Borrower that is subordinated to the Obligations on terms and conditions that are satisfactory to the Noteholders in their sole discretion.

“Subordinated Notes Documents” shall mean this Agreement, the Notes and the Warrants and any certificate, instrument or agreement delivered in connection therewith.

“Subsidiary” shall mean any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by a Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by a Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which a Person has a 50% or more ownership interest.

“TA Associates” shall mean TA Associates, Inc., a Delaware corporation.

“TA Subordination Agreement” shall mean the Subordinated Note Intercreditor and Subordination Agreement dated as of the date hereof among the Noteholders, the Senior Lender and the Borrower.

“Total Funded Debt” shall mean as at any date of determination, on a Consolidated basis for the Borrower Affiliated Group, the sum of (i) the aggregate principal amount of the Notes (including any accrued but unpaid interest) outstanding on such date, plus (ii) the stated amount of any letters of credit issued for the account of the Borrower Affiliated Group outstanding on such date, plus (iii) the aggregate amount of the Loans (as defined in the Senior Loan Agreement) outstanding under the Senior Debt Documents on such date, plus (iv) all principal obligations arising under capital leases in effect on such date required to be capitalized in accordance with GAAP, plus (v) all other Guarantees and Indebtedness for borrowed money of the Borrower Affiliated Group outstanding on such date.

Section 1.2.           Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement and all financial tests to be calculated in accordance with this Agreement shall be prepared and calculated in accordance with GAAP. All financial tests relating to Borrower or any of its Subsidiaries shall be calculated with respect to Borrower and its Subsidiaries on a consolidated basis.

ARTICLE II -AUTHORIZATION, PURCHASE, SALE AND TERMS OF NOTES; PAYMENTS

Section 2.1.           The Securities. Borrower has authorized the issuance of senior subordinated convertible notes due December 31, 2011 in the aggregate original principal amount of $20,000,000 (individually, a “Convertible Subordinated Note”, collectively, and together with any notes delivered in exchange or replacement therefor, the “Convertible Subordinated Notes”). The Convertible Subordinated Notes shall be in the form set forth as Exhibit 2.1 attached hereto and shall (a) be payable on December 31, 2011 and (b) bear interest compounded quarterly (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof until paid in full at the rate of 12% per annum, payable in cash quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, commencing March 31, 2006, and at maturity or prior prepayment of the Convertible Subordinated Notes in whole or in part (in the event of any partial prepayment, the Borrower shall pay, on the date of such partial prepayment, all accrued but unpaid interest on such prepaid amount). The Convertible Subordinated Notes shall be convertible at any time, in whole but not in part, upon the Noteholders’ delivery of notice to Borrower of their intent to convert, into (i) senior subordinated notes due December 31, 2011 in the aggregate principal amount outstanding on the Convertible Subordinated Notes at the time of conversion and the Borrower shall pay all accrued but unpaid interest on the Convertible Subordinated Notes on the date of conversion, in the form set forth as Exhibit 2.1(i) attached hereto (each referred to herein individually as a “Subordinated Note” and collectively, together with any notes delivered in exchange or replacement thereof, as the “Subordinated Notes”), and (ii) common stock purchase warrants of Borrower for right to purchase an aggregate of 955,773 shares of Common Stock (subject to adjustment as provided in the Warrant) (the “Warrant Shares”) exercisable upon the conversion of the Convertible Subordinated Notes at a price per share of $.01 (subject to adjustment as provided in the Warrant), in the form set forth as Exhibit 2.1(ii) attached hereto (referred to herein individually as a “Warrant” and collectively, together any warrants delivered in exchange or replacement therefore, as the “Warrants”). The Subordinated Notes shall (a) be payable on December 31, 2011, and (b) from the date of conversion, bear interest compounded quarterly (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof outstanding from time to time until paid in full at the rate of 12% per annum, payable in cash quarterly in arrears on March 31, June 30, September 30 and December 31 in each year, commencing on the Conversion Date, and at maturity or prior payments of the Subordinated Notes in whole or in part (in the event of any partial prepayment, the Borrower shall pay, on the date of such partial prepayment, all accrued but unpaid interest on such prepaid amount). Borrower has authorized the issuance to the Noteholders of the Convertible Subordinated Notes, and upon conversion thereof, the Subordinated Notes and the Warrants, and, upon exercise of the Warrants, the issuance and sale of the Warrant Shares.

Section 2.2.           Purchase of the Convertible Subordinated Notes; Conversion into Subordinated Notes and Warrants. Subject to and in reliance upon the representations and warranties of Borrower contained in this Agreement and upon the other terms and conditions hereof, each Noteholder severally agrees to purchase Convertible Subordinated Notes from Borrower in the principal amount set forth opposite such Noteholder’s name on Exhibit 2.2 attached hereto. The Convertible Subordinated Notes shall be purchased at a closing (the “Closing”) to be held at such location as agreed to by Borrower and the Noteholders, at 10:00 a.m.

local time on the date on which this Agreement is executed and delivered and the conditions described in Article III hereof have been satisfied (the “Closing Date”). At the Closing, Borrower will initially issue one Convertible Subordinated Note to each Noteholder, payable to such Noteholder or its registered assigns, in the principal amount set forth opposite such Noteholder’s name on Exhibit 2.2, against receipt of immediately available funds by wire transfer to an account or accounts designated by Borrower prior to the Closing in the amount set forth next to such Noteholder’s name on Exhibit 2.2 (or in such other manner as is set forth on Exhibit 2.2). On the date that the Noteholders deliver notice to the Company of their intent to convert the Convertible Subordinated Notes (the “Conversion Date”), each such Convertible Subordinated Note shall be deemed as of such date to be converted into (a) a Subordinated Note in the principal amount set forth opposite such Noteholder’s name on Exhibit 2.2(a) attached hereto, and (b) a Warrant to purchase the number of Warrant Shares set forth opposite such Noteholder’s name on Exhibit 2.2(b) attached hereto. No less than the full principal amount of Convertible Subordinated Notes outstanding immediately prior to such Conversion Date shall be converted on such Conversion Date in accordance with this Section 2.2. On the Conversion Date, Borrower will immediately execute and deliver the Subordinate Note(s) and the Warrant(s) to the applicable Noteholder(s), and the holder of any Convertible Subordinated Note shall deliver such Convertible Subordinated Note to the Borrower to be canceled and of no further force or effect.

Section 2.3.           Use of Proceeds. Borrower agrees to use the full proceeds of the Convertible Subordinated Notes to consummate the transactions contemplated in the Merger Documents and the Investment Documents.

Section 2.4.           Payments and Endorsements.

(a)                                       Payments of principal, interest and premium, if any, on the Notes shall be made without set off or counterclaim, directly by wire transfer to an account designated in writing by each Noteholder, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder thereof shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note. All payments and prepayments of principal of, and interest on, the Notes shall be applied (to the extent thereof) to all of the Notes pro rata based on the principal amount outstanding and held by each holder thereof.

(b)                                      Anything herein to the contrary notwithstanding, if any changes in present or future Applicable Law shall impose on Borrower any obligation with respect to any amount payable by it hereunder or under any of the other Related Agreements to withhold or deduct any taxes, levies, imposts, duties, charges, fees, deductions or withholdings, Borrower will pay to the Noteholders, on the date on which such amount is due and payable hereunder or under such other Related Agreements, such additional amount in United States dollars as shall be necessary to enable the Noteholders to receive the same net amount which the Noteholders would have received on such due date if no such obligation had been imposed upon Borrower.

(c)                                       The obligations of Borrower under this Section 2.4 shall survive the payment in full of all amounts due hereunder or under the Notes.

Section 2.5.           Redemptions and Mandatory Repurchase.

2.5.1        Required Redemption. On the stated or accelerated maturity of the Notes, Borrower will pay the principal amount of the Notes then outstanding together with all accrued and unpaid interest thereon. No redemption of less than all of the Notes shall affect the obligation of Borrower to make the redemption required by this sub-Section.

2.5.2        Optional Redemptions. In addition to the redemption of the Notes required under sub-Section 2.5.1, Borrower may, at any time, voluntarily redeem the Notes, in whole or in part (in integral multiples of Five Hundred Thousand Dollars ($500,000)), together with all accrued and unpaid interest on the amount so redeemed through the date of redemption, at a redemption price equal to:

(a)             if such voluntary redemption, including a redemption pursuant to sub-Section 2.5.4, occurs on or prior to the first anniversary of the date of this Agreement, one hundred six percent (106%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon;

(b)             if such voluntary redemption, including a redemption pursuant to sub-Section 2.5.4, occurs after the first anniversary of this Agreement but on or prior to the second anniversary of this Agreement, one hundred four percent (104%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon;

(c)             if such voluntary redemption, including a redemption pursuant to sub-Section 2.5.4, occurs after the second anniversary of this Agreement but on or prior to the third anniversary of this Agreement, one hundred two percent (102%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon; or

(d)             if such voluntary redemption, including a redemption pursuant to sub-Section 2.5.4, occurs after the third anniversary of this Agreement, one hundred percent (100%) of the sum of the principal amount to be redeemed plus any accrued but unpaid interest thereon;

2.5.3          Notice of Redemptions: Pro Rata Redemptions. Written notice of any redemption pursuant to sub-Section 2.5.1 or sub-Section 2.5.2 shall be given to all holders of the Notes at least thirty (30) Business Days prior to the date of any such redemption and if any such redemption relates to the Convertible Subordinated Notes such notice shall also state that the Noteholders have the right to convert the Convertible Subordinated Notes at any time prior to such redemption. Each redemption of the Notes pursuant to sub-Sections 2.5.1 and 2.5.2 shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total unpaid principal amount being redeemed on all the Notes as the unpaid principal amount of the Notes then held by such holder bears to the aggregate unpaid principal amount of the Notes then outstanding.

2.5.4          Mandatory Repurchase of Notes. As soon as possible, and provided that the Borrower has such advance notice, no less than twenty (20) Business Days prior to the occurrence of a Mandatory Repurchase Event, Borrower shall furnish to each Noteholder written notice setting forth in reasonable detail the facts and circumstances underlying such Mandatory

Repurchase Event. The occurrence of any such Mandatory Repurchase Event shall constitute an irrevocable offer by Borrower to purchase all of the Notes held by such Noteholder at the prices specified in sub-Section 2.5.2 above with respect to voluntary redemptions, in any case, on the date of such Mandatory Repurchase Event (or, to the extent no advance notice was possible, the date which is 10 Business Days after the delivery of such notice), together with all accrued and unpaid interest on the amount so purchased through the date of purchase and together with any amounts otherwise payable pursuant to sub-Section 2.5.2. Following receipt of any notice constituting an offer to purchase the Notes hereunder, each Noteholder shall advise Borrower, by written notice, within ten (10) Business Days after receipt of such offer, as to whether it desires to sell all or any of the Notes, as applicable, held by it (in integral multiples of Five Hundred Thousand Dollars ($500,000)), specifying the principal amount of the Notes to be sold by it. If a Noteholder accepts such offer but does not specify an amount it wishes to receive, it will be deemed to have elected to sell all of the Notes held by it. If a Noteholder fails to respond to such offer by Borrower within the ten (10) Business Day acceptance period, such offer shall expire in accordance with its terms.

Section 2.6.           Default Rate of Interest. If an Event of Default has occurred and is continuing, from and after the date such Event of Default has occurred the entire outstanding unpaid principal balance of the Notes and any unpaid interest from time to time in default shall bear interest, payable on demand in cash, at the rate of fifteen percent (15%) per annum, compounded quarterly, or such lower rate as then may be the maximum rate permitted by Applicable Law; provided, however, that upon the cessation or cure of such Event of Default, if no other Event of Default is then continuing, the Notes shall again bear interest at the rate of twelve percent (12%) per annum as set forth in Section 2.1.

Section 2.7.           Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require Borrower to pay interest at a rate in excess of the maximum rate permitted by Applicable Law.

Section 2.8.           Payment on Non-Business Days. Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due.

Section 2.9.           Transfer and Exchange of Notes. The holder of any Note, as applicable, may, prior to maturity or prepayment thereof, surrender such Note at the principal office of Borrower for transfer or exchange, in accordance with applicable law. Any holder desiring to transfer or exchange any Note shall first notify Borrower in writing at least five (5) days in advance of such transfer or exchange. Within a reasonable time after such notice to Borrower from a holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such holder, Borrower shall issue in exchange therefor another Note in denominations of One Hundred Thousand Dollars ($100,000) and multiples thereof, except in the case of a Note for the balance of the aggregate amount of the Note, or Notes so transferred which shall be in a minimum denomination of One Hundred Thousand Dollars ($100,000), all as requested by the holder, for the same aggregate principal amount, as of the date of such issuance, as the unpaid principal amount of the Note or Notes so surrendered and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered (provided that no minimum shall apply to a liquidating distribution of Notes to investors in a Noteholder and any Notes so distributed may be subsequently transferred by such investor and its successors in the original denomination thereof without restriction under this sentence). Each new Note shall be made payable to such Person or Persons, or assigns, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. Borrower shall have no obligation hereunder or under any Note to any person other than the registered holder of each such Note. Notwithstanding anything to the contrary contained herein, no Noteholder shall be permitted to transfer any of its Notes unless such Noteholder’s transferee has agreed in writing to be bound by the terms of this Agreement and the other Subordinated Notes Documents, including the representations and warranties set forth in Article IV hereof, by executing a joinder substantially in the form of Exhibit A attached hereto. Each transferee under this Section 2.9 shall deliver a Form W-8/W-9 in respect of itself and, if the transferee is a non-U.S. person that is a partnership for U.S. federal income tax purposes, a Form W-8/W-9 from each of its partners to the Borrower; provided, however, that if any transferee for any reason fails or is unable to deliver a Form W-8/W-9 in respect of itself or its partners, such transferee may nonetheless receive a transfer of Notes but shall be subject to withholding to the extent required by law.

Absent the continuance of a Default or an Event of Default at the time of any transfer hereunder, any out of pocket costs incurred by the Borrower in connection with such transfer, shall be for the account of the transferor.

Section 2.10.        Replacement of Notes. Upon surrender and cancellation of any mutilated Note, Borrower will issue a new Note of like tenor and amount and dated the date to which interest has been paid, in lieu of such mutilated Note. If any Note of which a Noteholder, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth (i) the circumstances with respect to such loss, theft or destruction and (ii) an indemnification by the holder of such lost, stolen or destroyed Note in favor of the Borrower with respect to such Note, shall be accepted as satisfactory evidence of such loss, theft or destruction, and Borrower will issue a new Note of like tenor and amount and dated the date to which interest has been paid, in lieu of such loss, stolen or destroyed Note.

Section 2.11.        Other Notices. So long as any Notes are outstanding, Borrower shall provide (if legally permitted to do so) written notice to each Noteholder at least thirty (30) Business Days prior to the occurrence or closing of a Mandatory Repurchase Event or a public offering of securities by Borrower setting forth in reasonable detail the facts and circumstances underlying such Mandatory Repurchase Event or public offering.

Section 2.12.        Performance of Obligations. Borrower agrees that its obligations hereunder shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 2.12 shall be absolute and unconditional, irrespective of, and unaffected by,

2.12.1 the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Subordinated Notes Document or any other agreement, document or instrument to which Borrower is or may become a party;

2.12.2 the absence of any action to enforce this Agreement (including this Section 2.12) or any other Subordinated Notes Document or the waiver or consent with respect to any of the provisions thereof;

2.12.3 the existence, value or condition of, or any Noteholder’s failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by any Noteholder in respect thereof (including the release of any such security); or

2.12.4 the insolvency of any Noteholder.

Section 2.13.        Issue Price; Original Issue Discount. Borrower and each Noteholder recognize and agree that (i) the Convertible Subordinated Notes will not be issued with original issue discount within the meaning of Section 1273 of the Code, and (ii) the issue price of any Note issued by the Company, within the meaning of Section 1273 of the Code, will be determined in accordance with the rules in Section 1273(b)(3) or 1273(b)(4), as applicable, at the time of the conversion of the Convertible Subordinated Note in respect of which such Note is issued. Borrower and each Noteholder agree to comply with all tax, accounting, regulatory and other reporting requirements in a manner which is consistent with the foregoing.

Section 2.14.        Ranking. The Obligations and the rights and remedies of the Noteholders under the Subordinated Notes Documents shall be senior in right of payment to all Subordinated Debt of Borrower and its Subsidiaries.

Section 2.15.        Withholding and Tax Form Delivery . Each Noteholder (including any transferee hereunder) shall deliver to the Borrower a duly completed Form W-8/W-9 in respect of itself (and periodic updates thereof following expiration of the validity of any previously delivered Form W-8/W-9) and, if the Noteholder is a non-U.S. person that is a partnership for U.S. federal income tax purposes, a duly completed Form W-8/W-9 from each of its partners (and periodic updates thereof following expiration of the validity of any previously delivered Form W-8/W-9); provided, however, that if any Noteholder for any reason fails or is unable to deliver such a form in respect of itself or its partners, payments to such Noteholder shall be subject to withholding to the extent required by law; provided, further, the Borrower shall not be responsible for grossing up any payments to a Noteholder made in connection with the Subordinated Debt Documents which are subject to withholding.

ARTICLE III - CONDITIONS TO NOTEHOLDERS’ OBLIGATIONS

The obligation of each Noteholder to purchase its Convertible Subordinated Notes at the Closing is subject to the following conditions precedent, all or any of which may be waived by the unanimous written agreement of the Noteholders:

Section 3.1.           Capitalization. Borrower shall have received cash equity contributions from TA Associates and its Affiliates in an amount not less than $45,000,000.

Section 3.2.           Prior Debt. There shall be no existing Indebtedness, other than the Indebtedness incurred by the Borrower under the Senior Debt Documents or as set forth on Schedule 7.1 hereto.

Section 3.3.           Related Transactions Borrower has completed (or concurrently with the purchase of the Convertible Subordinated Notes hereunder will complete) the Related Transactions in accordance with the terms of the Related Agreements (without any amendment thereto or waiver unless consented to by the Noteholders).

Section 3.4.           Fees. Borrower shall have paid all fees, costs and expenses due and payable on the Closing Date.

Section 3.5.           Delivery of Documents. Borrower shall have delivered the following documents in form and substance satisfactory to the Noteholders (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to the Noteholders):

3.5.1        Agreement. This Agreement.

3.5.2        Notes. Convertible Subordinated Notes for each Noteholder purchasing a Convertible Subordinated Note hereunder.

3.5.3        Warrants. Warrants representing the right to purchase 955,773 shares of the Common Stock of the Borrower for the Noteholders purchasing Convertible Subordinated Notes hereunder.

3.5.4        Related Agreements. Copies of the executed Related Agreements certified by Borrower’s secretary or an assistant secretary.

3.5.5        Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Convertible Subordinated Notes on the Closing Date.

3.5.6        Authorization Documents. Borrower’s (i) charter, certified by the appropriate Governmental Authority, (ii) (A) good standing certificate in its state of incorporation and (B) certificates of qualification to do business from any jurisdictions in which the Borrower is required to be qualified, except (for purposes of this sub-clause (B)) to the extent failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iii) bylaws, (iv) resolutions of its board of directors approving and authorizing the execution, delivery and performance of the Subordinated Notes Documents and the Related Agreements and the transactions contemplated hereby and thereby, and (v) signature and incumbency certificates of its officers executing any of the Subordinated Notes Documents, all certified by the secretary or any assistant secretary of Borrower as being in full force and effect without modification.

3.5.7        [Reserved.]

3.5.8        Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by Borrower of the Subordinated Notes Documents and the Related Transactions have been duly obtained and are in full force and effect.

3.5.9        Financial Statements. The Noteholders shall have received and reviewed the following financial statements (including the notes thereto) of the Borrower Affiliated Group: (i)

the Consolidated and Consolidating balance sheet of the Borrower Affiliated Group as of December 31, 2004 and the related Consolidated and Consolidating statements of income, changes in stockholders’ equity and cash flow of the Borrower Affiliated Group for the fiscal years then ended, and related footnotes, audited and certified by PricewaterhouseCoopers LLP, (ii) the unaudited balance sheet and statement of income of the Borrower Affiliated Group as of the fiscal quarter ended September 30, 2005, prepared in accordance with GAAP subject, however, to normal, yearend audit adjustments that shall not in the aggregate be materially adverse, and (iii) an opening pro forma balance sheet, prepared on a Consolidated and Consolidating basis in accordance with GAAP, assuming the issuance of the Notes had been made and the Related Transactions had been consummated. The Noteholders shall be reasonably satisfied that there has been no material adverse change in the fmancial condition, business, or results of operations of the Borrower Affiliated Group taken as a whole since the most recent financial statements referred to in Section 5.7.

3.5.10      Solvency. The Noteholders shall have received reasonably satisfactory evidence that the Borrower and the other members of the Borrower Affiliated Group, taken as a whole, are solvent, and will be solvent, after giving effect to the Related Transactions and the issuance of the Notes hereunder.

3.5.11      Compliance Certificate. The Noteholders shall have received from the Borrower a compliance certificate, in form and substance satisfactory to the Noteholders, evidencing pro forma compliance with the financial covenants set forth herein, determined in accordance with GAAP and after giving effect to the Related Transactions and the Notes to be issued on the Closing Date.

3.5.12      Other Documents. Such other certificates, documents and agreements as any Noteholder may reasonably request.

Section 3.6.           Representations and Warranties. Each of the representations and warranties of Borrower and its Subsidiaries set forth in Article V hereof shall be true and correct in all respects at the time of, and immediately after giving effect to, the purchase of the Convertible Subordinated Notes.

Section 3.7.           Use of Proceeds. Borrower shall have used, or simultaneously with the Closing shall use, funds from the sale of the Convertible Subordinated Notes for the purposes described in Section 2.3.

Section 3.8.           Compliance with this Agreement. Borrower shall have performed and complied with all of their agreements and satisfied the conditions set forth or contemplated herein that are required to be performed or complied with or satisfied by it on or before the Closing Date.

Section 3.9.            Legality of Transactions. No change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for any Purchaser to perform any of its agreements or obligations under any of the Subordinated Notes Documents to which it is a party on the Closing Date, or (ii) for the Senior Lender, the Borrower, any other member of the Borrower Affiliated Group, or any of the other parties thereto, to perform any of its agreements or obligations under any of the Senior Debt Documents or other Related Agreements to which it is a party on the Closing Date.

Section 3.10.        Material Adverse Effect. No event shall have occurred or condition shall exist not disclosed in the December 31, 2004 audited financial statements of the Borrower delivered to the Noteholders that could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV -REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS

Each Noteholder, for itself only, hereby represents and warrants, which representations and warranties shall survive the closing, that:

Section 4.1.           Existence; Power Such Noteholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority under its governing organizational documents to own its properties and conduct its business as now conducted and has full power and authority under such governing organizational documents to execute and deliver this Agreement and each Related Agreement to which such Noteholder is a party and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.

Section 4.2.           Authorization; Enforceability. Such Noteholder has duly authorized, executed and delivered this Agreement and such of the Related Agreements as require execution by such Noteholder, and each constitutes the valid and binding obligation of such Noteholder enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance; (ii) injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought or (iii) is subject to general principles of equity.

Section 4.3.           Own Account. Such Noteholder is acquiring the Convertible Subordinated Notes for its own account, and not as nominee or agent. Such Noteholder is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

Section 4.4.           Investment Intent. The Convertible Subordinated Notes are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that, except as otherwise provided herein and subject to compliance with applicable securities laws, the disposition of the property of such Noteholder shall at all times be within its control. Such Noteholder was not formed solely for the purpose of making an investment in Borrower or its Subsidiaries.

Section 4.5.           Securities Laws. Such Noteholder can bear the economic risk of its investment for an indefinite period of time. Such Noteholder understands that the Notes are not, and will not be, registered under the Securities Act or any applicable state securities laws, except as may be provided in this Agreement, and may not be resold unless subsequently registered under the Securities Act and such other laws or unless an exemption from such registration is available. Such Noteholder acknowledges that, in issuing the Convertible Subordinated Notes and making the representations and warranties contained in Section 5.4 hereof, Borrower is relying on the representations and warranties of such Noteholder in this Article IV.

Section 4.6.           No Broker. No Person has or will have, as a result of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon Borrower or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by such Noteholder or any agent of such Noteholder.

Section 4.7.           No Conflicts; Governmental Approvals. The execution, delivery and performance by each Noteholder of this Agreement and each other Related Document to which such Noteholder is a party and the transactions contemplated hereby and thereby do not and will not: (a) violate, conflict with or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of any court or other governmental agency applicable to such Noteholder; (b) require from such Noteholder any notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party; or (c) accelerate any obligation under or give rise to a right of termination of any agreement or instrument to which such Noteholder is a party or by which the property of such Noteholder is bound which has had or could reasonably be expected to have a material adverse effect on the Noteholder or its ability to perform its obligations under the Related Agreements.

Section 4.8.           Restrictive Legend. Such Noteholder hereby acknowledges that the Convertible Subordinated Notes (unless no longer required in the opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Borrower) shall bear a legend substantially in the following form (in addition to any other legend required by the Related Agreements):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

The acquisition by such Noteholder of the Convertible Subordinated Notes shall constitute a confirmation by it of the foregoing representations.

ARTICLE V -REPRESENTATIONS AND WARRANTIES OF BORROWER

To induce the Noteholders to enter into this Agreement, Borrower represents and warrants to the Noteholders as follows, after giving effect to the Related Transactions:

Section 5.1.           Organization and Qualification. The Borrower and each other member of the Borrower Affiliated Group (a) is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as indicated on Schedule 5.1 hereto, (b) has all requisite corporate, limited liability company and partnership power, as applicable, to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing as a foreign corporation, limited liability company or partnership, as applicable, and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 5.2.           Corporate Authority. The execution, delivery and performance of each of the Subordinated Notes Documents and Related Agreements to which the Borrower or any other member of the Borrower Affiliated Group is or is to become a party and the transactions contemplated hereby and thereby (including, without limitation, the Related Transactions) are within the corporate, limited liability company and partnership power, as applicable, and authority of the Borrower or such member of the Borrower Affiliated Group and have been authorized by all necessary corporate, limited liability company or partnership proceedings, as applicable, and do not and will not (a) require any consent or approval of any creditors (which term, for purposes of this Section 5.2, shall not be deemed to include trade creditors), trustees for creditors (which term, for purposes of this Section 5.2, shall not be deemed to include trade creditors) or shareholders, member or partners, as applicable of the Borrower or such member of the Borrower Affiliated Group (other than any such consent that has been obtained prior to the Closing Date and delivered to the Noteholders), (b) contravene any provision of the charter documents or by-laws, or the formation documents or limited liability company or partnership agreements, as applicable, of the Borrower or of such member of the Borrower Affiliated Group, (c) contravene in any material respect any provision of any law, rule or regulation applicable to the Borrower or such member of the Borrower Affiliated Group and material to the operation of its business, or (d) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower or such member of the Borrower Affiliated Group, except to the extent such contravention could not reasonably be expected to result in a Material Adverse Effect.

Section 5.3.           Valid Obligations. Each of the Subordinated Notes Documents and Related Agreements to which the Borrower or any other member of the Borrower Affiliated Group is or is to become a party and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower or such member of the Borrower Affiliated Group enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.4.           Consents or Approvals. The execution, delivery and performance of each of the Subordinated Notes Documents and Related Agreements to which the Borrower or any other member of the Borrower Affiliated Group is or is to become a party and the transactions contemplated herein and therein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party, except such consents as have been obtained prior to the Closing Date and delivered to the Noteholders.

Section 5.5.           Title to Properties; Absence of Encumbrances. The Borrower and each other member of the Borrower Affiliated Group has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned or leased by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statement (except such properties, assets or rights as have been disposed of since the date thereof and which are not material to its business or the disposition of which have been approved by the Noteholders), free from all Encumbrances except Permitted Encumbrances, and, except as disclosed to the Noteholders, free from all defects of title that could reasonably be expected to result in a Material Adverse Effect. All such properties and assets and all properties which are leaseholds are free and clear of all title defects or objections, liens, claims, charges, security interests and other Encumbrances (except Permitted Encumbrances) of any nature whatsoever except, with respect to all such properties and assets, (i) provisions of existing building and zoning laws, provided that such provisions would not materially interfere with the Borrower’s or any other member of the Borrower Affiliated Group’s use of such properties, (ii) liens for current taxes not yet due, and (iii) as otherwise disclosed on Schedule 5.5 hereto. The rights, properties and other assets presently owned, leased or licensed by each of the Borrower and each other member of the Borrower Affiliated Group and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit the Borrower and such member of the Borrower Affiliated Group to conduct its businesses in all material respects in the same manner as its businesses have been conducted prior to the date hereof. Neither the Borrower nor any other member of the Borrower Affiliated Group owns any real property.

Section 5.6.           Location of Records and Books; Name Change. The Borrower shall give the Noteholders written notice of each location at which books and records is or will be kept and each office of the Borrower and each domestic Subsidiary of the Borrower. Except as such notice is given, all books and records of the Borrower and each domestic Subsidiary are and shall be kept, at such location as appears on Schedule 5.6 hereto. The Borrower shall give the Noteholders prompt written notice of any change in its name or corporate form or any change in the name or names under which the Borrower’s or any domestic Subsidiary’s business is transacted.

Section 5.7.           Financial Statements. The Borrower has furnished to the Noteholders the Consolidated and Consolidating balance sheet of the Borrower Affiliated Group as of December 31, 2004 and the related Consolidated and Consolidating statements of income, changes in stockholders’ equity and cash flow of the Borrower Affiliated Group for the fiscal year then ended, and related footnotes, audited and certified by PricewaterhouseCoopers LLP. The Borrower has also furnished to the Noteholders the unaudited balance sheet and statement of income of the Borrower Affiliated Group as of the fiscal quarter ended September 30, 2005, prepared in accordance with GAAP subject, however, to normal, year-end audit adjustments that shall not in the aggregate be materially adverse (collectively, the “Initial Financial Statement”). The Borrower has also furnished to the Noteholders an opening pro forma balance sheet in accordance with Section 3.5.9 (the “Pro Forma Financial Statement”). The Borrower has also furnished to the Noteholders the unaudited pro forma Consolidated and Consolidating projected balance sheets of the Borrower Affiliated Group for the next 5 fiscal years (it being recognized by the Noteholders that projections as to future results are not to be viewed as facts and that the actual results for the period or periods covered by the projections may differ from the projected results), and its related unaudited Consolidated and Consolidating projected statements of income, changes in stockholders’ equity and cash flow for the next 5 fiscal years, in each case prepared as if the Notes had been issued and the Related Transactions had occurred as of the Closing Date. All such financial statements were prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower Affiliated Group as of such dates and the results of the operations of the Borrower Affiliated Group for such periods. There are no material liabilities, contingent or otherwise, not disclosed in any of such financial statements.

Section 5.8.           Changes. Since the date of the Initial Financial Statement, there have been no changes in the assets, liabilities, financial condition or business of the Borrower Affiliated Group taken as a whole, the effect of which has, individually or in the aggregate, been materially adverse.

Section 5.9.           Defaults. As of the date of this Agreement, no Default or Event of Default exists.

Section 5.10.        Taxes. The Borrower and each other member of the Borrower Affiliated Group has filed or has caused to be filed all federal, state and other material tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Borrower or such other member of the Borrower Affiliated Group have been fully paid or adequate reserves have been established therefor. Neither the Borrower nor any other member of the Borrower Affiliated Group has executed any waiver of limitations in respect of tax liabilities. Each member of the Borrower Affiliated Group has established on its books reserves adequate for the payment of all federal, state and other material tax liabilities.

Section 5.11.        Litigation. Except as set forth on Schedule 5.11 hereto, there is no litigation, arbitration, claim, proceeding or investigation pending or threatened in writing against the Borrower or any other member of the Borrower Affiliated Group that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or could otherwise reasonably be expected to materially adversely affect the ability of the Borrower and the Guarantors taken as a whole to pay and perform the Obligations.

Section 5.12.        Subsidiaries. As of the date of this Agreement, no member of the Borrower Affiliated Group has any Subsidiaries except as set forth on Schedule 5.12 hereto with respect to such member of the Borrower Affiliated Group.

Section 5.13.        Investment Company Act. Neither the Borrower nor any other member of the Borrower Affiliated Group is subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.14.        Compliance with ERISA. The Borrower and each other member of the Borrower Affiliated Group and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC (other than for the payment of premiums) under Title IV of ERISA or to a Plan under Section 412(1) of the Code and are not liable to the imposition of any lien (and no such lien has been imposed) under Section 412(n) of the Code with respect to any Plan; and no non-exempt “prohibited transaction” or “reportable event” (other than those for which the notice requirement has been waived) (as such terms are defined in ERISA) has occurred with respect to any Plan.

Section 5.15.          Environmental Matters.

(a)             The Borrower and each other member of the Borrower Affiliated Group has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business under any applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to have a Material Adverse Effect. The Borrower and each other member of the Borrower Affiliated Group is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any applicable regulation, code, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)             No written notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of the Borrower, threatened by any governmental or other entity: (i) with respect to any alleged failure by the Borrower or any other member of the Borrower Affiliated Group to have any permit, license or authorization required in connection with the conduct of its business under any applicable Environmental Laws, or (ii) alleging any violation of any applicable Environmental Laws by the Borrower or any other member of the Borrower Affiliated Group. Neither the Borrower nor any other member of the Borrower Affiliated Group has received written notice that it is a potentially responsible party (as that term has been construed pursuant to CERCLA, or any similar foreign, state or local laws) at any site other than the sites listed and described in Schedule 5.15.

(c)             No material oral or written notification of a release of a Hazardous Material has been given to, or filed with, a governmental authority by or on behalf of the Borrower or any other member of the Borrower Affiliated Group and, to the knowledge of the Borrower, no property now or previously owned, leased or operated by the Borrower or any other member of the Borrower Affiliated Group is listed or proposed for listing on the National Priorities List under CERCLA, or on any similar foreign, state or local list of sites requiring investigation or clean-up.

(d)             Except as could not reasonably be expected to have a Material Adverse Effect with respect to any property now or previously owned, leased or operated by the Borrower or any other member of the Borrower Affiliated Group, neither the Borrower nor any other member of the Borrower Affiliated Group, nor, to the knowledge of the Borrower Affiliated Group, any previous owner, tenant, occupant or user of any property owned, leased or operated by the Borrower or any other member of the Borrower Affiliated Group has (i) engaged in any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except to the extent commonly used in day-to-day operations of such property and in such case only in compliance with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except to the extent commonly used in day-to-day operations of such property and, in such case, in material compliance with all Environmental Laws; nor to the knowledge of any member of the Borrower Affiliated Group have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the knowledge of the Borrower Affiliated Group, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in material compliance with all Environmental Laws.

Section 5.16.        Disclosure. No representations and warranties made by each member of the Borrower Affiliated Group in this Agreement, any other Subordinated Notes Document or in any other agreement, instrument, document, certificate, statement or letter furnished to the Noteholders by or on behalf of any member of the Borrower Affiliated Group, and no other factual information heretofore or contemporaneously furnished by or on behalf of any member of the Borrower Affiliated Group to the Noteholders, in connection with any of the transactions contemplated by any of the Subordinated Notes Documents or Related Agreements, when taken as a whole, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which they were or are made. Except as disclosed herein, there is no fact known to any member of the Borrower Affiliated Group which could reasonably be expected to have a Material Adverse Effect.

Section 5.17.        Solvency. Both before and after giving effect to the transactions contemplated by the Related Agreements, and all Indebtedness incurred by the Borrower and its domestic Subsidiaries on the Closing Date, neither the Borrower nor any such domestic Subsidiary (i) is Insolvent, or will be rendered Insolvent by the Indebtedness incurred in connection therewith, (ii) will be left with unreasonably small capital with which to engage in its business, even allowing for a reasonable margin of error in the projections of the future performance of the Borrower and such domestic Subsidiaries, (iii) will have incurred Indebtedness beyond its ability to pay such Indebtedness as it matures, or (iv) will fail to have assets (both tangible and intangible) having a present fair salable value in excess of the amount required to pay the probable liability on its then existing debts (whether matured or unmatured, liquidated or unliquidated, absolute fixed or contingent), in each case after giving effect to all rights of indemnification and contribution of such Person to or from any Affiliate of such Person.

Section 5.18.        Compliance with Statutes, etc. The Borrower and each other member of the Borrower Affiliated Group is in compliance with all applicable laws, statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such non-compliances as could not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, each member of the Borrower Affiliated Group is in compliance with, and neither the entering into of the Subordinated Notes Documents or the use of the proceeds of the Notes will violate: any law, rule, or regulation relating to anti-terrorism or money laundering, including the Anti-Terrorism Order, the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.19.        Capitalization. On and as of the Closing Date (and after giving effect to the Related Transactions), (i) the authorized capital stock of the Borrower consists of (x) 27,000,000 shares of Common Stock, of which 4,423,650 shares are issued and outstanding and are held by the Persons and in the amounts set forth in Schedule 5.19, and (y) 16,248,136 shares of Preferred Stock, of which 16,248,136 shares are issued and outstanding and are held by the Persons and in the amounts set forth in Schedule 5.19. The authorized capital stock of each other member of the Borrower Affiliated Group, and the number of issued and outstanding shares, membership interests and partnership interests thereof, is set forth in Schedule 5.19 hereto. All such outstanding shares, membership interests and partnership interests of each member of the Borrower Affiliated Group have been duly and validly issued and are fully paid and non-assessable. No member of the Borrower Affiliated Group has outstanding any other securities convertible into or exchangeable for its capital stock or other equity interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or other equity interests, in each case except as set forth in Schedule 5.19 with respect to such member of the Borrower Affiliated Group.

Section 5.20.        Labor Relations. Neither the Borrower nor any other member of the Borrower Affiliated Group is engaged in any unfair labor practice. Except as disclosed on Schedule 5.20, there is (i) no unfair labor practice complaint pending or threatened against the Borrower or any other member of the Borrower Affiliated Group before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any other member of the Borrower Affiliated Group or, to the knowledge of the Borrower Affiliated Group, threatened in writing against it, (ii) no labor dispute, slowdown or stoppage pending against the Borrower or any other member of the Borrower Affiliated Group or, to the knowledge of the Borrower Affiliated Group, threatened against the Borrower or any other member of the Borrower Affiliated Group, and (iii) to the knowledge of the Borrower Affiliated Group, no union representation question exists with respect to the employees of the Borrower or any other member of the Borrower Affiliated Group and no union organizing activities are taking place.

Section 5.21.        Certain Transactions. Except as set forth on Schedule 5.21, none of the officers, partners, directors, or employees of the Borrower or any other member of the Borrower Affiliated Group is presently a party to any transaction with the Borrower or any other member of the Borrower Affiliated Group (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrower Affiliated Group, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest, has a substantial direct or indirect beneficial interest or is an officer, director, trustee or partner.

Section 5.22.        Restrictions on the Borrower Affiliated Group. Neither the Borrower nor any other member of the Borrower Affiliated Group is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, which could reasonably be expected to have a Material Adverse Effect.

Section 5.23.        Leases. Schedule 5.23 hereto contains a complete list of all leases, occupancy agreements and all amendments thereto and all other documents affecting rights and obligations thereunder, including without limitation, assignments and subleases pursuant to which the Borrower or any other member of the Borrower Affiliated Group leases real property, and license agreements pursuant to which a third party would have the right to enter upon the leased premises (herein individually referred to, together with any other Lease entered into from time to time, as a “Lease” and collectively referred to as the “Leases”). There are no leases, occupancy agreements or other documents, other than the Leases, affecting the properties or the interests of the Borrower or any other member of the Borrower Affiliated Group. The copies of the Leases heretofore delivered by the Borrower to the Noteholders are true, correct and complete copies thereof and each of such Leases is in full force and effect in accordance with the terms thereof. Neither the tenant nor, to the knowledge of the Borrower Affiliated Group, the landlord, under any Lease is in default under the applicable Lease or has given or received any notice of cancellation or termination of such Lease or condemnation of the leased premises. Each of the tenants under the Leases is in possession of its respective premises, and no such tenant has assigned any of its interest in any of the Leases, as collateral or otherwise or sublet all or any portion of the premises covered by any Lease or granted any license with respect thereto, except as may be otherwise disclosed on Schedule 5.23 hereto.

Section 5.24.        Franchises, Patents, Copyrights, Etc. Except as otherwise set forth on Schedule 5.24 hereto, to the knowledge of the Borrower and each member of the Borrower Affiliated Group, the Borrower and each other member of the Borrower Affiliated Group possesses all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business as substantially now conducted without known conflict with any rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect, and, in each case, free of any Encumbrance that is not a Permitted Encumbrance.

Section 5.25.        [Reserved].

Section 5.26.       Material Contracts. Schedule 5.26 sets forth each of the contracts, agreements and licenses which is material to the operations or business of the Borrower or any other member of the Borrower Affiliated Group (the “Material Contracts”).

ARTICLE VI -AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that so long as any of the Securities are outstanding:

Section 6.1.           Financial Statements and other Reporting Requirements. The Borrower shall furnish to the Noteholders:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower Affiliated Group, a Consolidated and (unaudited) Consolidating balance sheet as of the end of, and a related Consolidated and (unaudited) Consolidating statement of income, changes in stockholders’ equity and cash flow for, such year, prepared in accordance with GAAP and audited and certified by an independent public accounting firm reasonably satisfactory to the Noteholders; and, concurrently with such financial statements, a copy of said certified public accountants’ management letter (if any) and a written statement by such accountants that, in the making of the audit necessary for their letter and opinion upon such financial statements they have obtained no knowledge of any Default or Event of Default under Sections 7.7, 7.8 or 7.9 or, if in the opinion of such accountants any such Default or Event of Default exists, they shall disclose in such written statement the nature and status thereof;

(b)           as soon as available, but in any event within 45 days after the end of each fiscal quarter of the Borrower Affiliated Group, a Consolidated and Consolidating balance sheet as of the end of, and a related Consolidated and Consolidating statement of income, changes in stockholders’ equity and cash flow for, the portion of the fiscal year then ended and for the fiscal quarter then ended, prepared in accordance with GAAP (without footnotes) and certified by the chief financial officer of the Borrower, but subject, however, to normal, year-end audit adjustments that shall not in the aggregate be materially adverse;

(c)           on or before the first day of each fiscal year of the Borrower Affiliated Group, (i) an annual operating budget presented on a quarterly basis for the next succeeding fiscal year, and (ii) Consolidated and Consolidating pro forma projections of the Borrower Affiliated Group for the next five succeeding fiscal years in form reasonably acceptable to the Noteholders (it being recognized by the Noteholders that projections as to future results are not to be viewed as facts and that the actual results for the period or periods covered by the projections may differ from the projected results); provided, however, that such requirement shall only be in effect for so long as any Senior Loan Agreement remains outstanding;

(d)           concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 6.1, a report in substantially the form of Exhibit F hereto signed on behalf of the Borrower by the chief financial officer of the Borrower, and including, without limitation, computations in reasonable detail evidencing compliance with the covenants contained in Sections 7.7 through 7.9, inclusive;

(e)           as soon as practical and, in any event, within 15 days after the Closing Date, the Opening Balance Sheet, which shall be reviewed by the chief financial officer of the Borrower, which Opening Balance Sheet shall not differ in any material respect from the Pro Forma Financial Statement;

(f)            promptly after the receipt thereof by the Borrower or any domestic Subsidiary, copies of any reports submitted to any such Person by independent public accountants in connection with any interim review of the accounts of such Person made by such accountants;

(g)           if and when the Borrower or any domestic Subsidiary gives or is required to give notice to the PBGC of any “Reportable Event” (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC or, if such notice is not given to the PBGC, a description of the content of the notice that would be required to be given;

(h)           immediately upon becoming aware of the existence of any condition or event (i) that constitutes a Default or Event of Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto or (ii) affecting the Borrower or any other member of the Borrower Affiliated Group which could reasonably be expected to have a Material Adverse Effect, written notice thereof specifying the nature thereof and the action being or proposed to be taken with respect thereto;

(i)            promptly upon becoming aware of any litigation or of any investigative proceedings by any Person, including, without limitation, any governmental agency or authority commenced or threatened against the Borrower or any other member of the Borrower Affiliated Group of which it has notice, or of a material change in any such existing litigation or proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto;

(j)            promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened in writing against the Borrower or any other member of the Borrower Affiliated Group regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, written notice thereof, copies of all material correspondence, reports and other materials furnished to or prepared by any member of the Borrower Affiliated Group (or its representatives) in connection therewith and the action being or proposed to be taken with respect thereto; and

(k)           from time to time, with reasonable promptness, such other financial data and other information or documents (financial or non-financial) about the Borrower and each other member of the Borrower Affiliated Group as the Noteholders may reasonably request.

Section 6.2.           Conduct of Business. The Borrower and each other member of the Borrower Affiliated Group shall:

(a)           duly observe and comply in all material respects with all applicable laws and requirements of any governmental authorities relative to its corporate existence,

rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

(b)           maintain its corporate existence (except as otherwise permitted by Section 7.6) and give prompt notice to the Noteholders of any change to its jurisdiction of organization as of the date hereof; and

(c)           remain engaged in substantially the same fields of business as those in which it is now engaged (and reasonable extensions or expansions thereof), except that the Borrower or any other member of the Borrower Affiliated Group may withdraw from any business activity which its Board of Directors reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Borrower shall provide the Noteholders with written notice thereof.

Section 6.3.           Maintenance and Insurance. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, maintain its properties in good repair, working order and condition (normal wear and tear and casualty excepted) as required for the normal conduct of its business and shall maintain or cause to be maintained (or to be replaced as needed) all Leases as may be required for the conduct of the Borrower’s and each other member of the Borrower Affiliated Group’s business. The Borrower shall and shall cause each other member of the Borrower Affiliated Group to at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the Borrower and such other member of the Borrower Affiliated Group in the exercise of their reasonable judgment deem to be adequate. The Borrower shall, and shall cause each domestic Subsidiary to, from time to time, upon written request, furnish to the Noteholders with reasonable promptness certificates or other evidence reasonably satisfactory to the Noteholders of compliance with the foregoing insurance provisions.

Section 6.4.           Taxes. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, pay or cause to be paid all federal, state and other material taxes, assessments or governmental charges on or against it or its properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no lien shall have been filed to secure such tax, assessment or charge.

Section 6.5.           Inspection by the Noteholders; Accounts. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, permit the Noteholders or the Noteholders’ designee, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to such Person, to (i) visit and inspect the properties of the Borrower and such other members of the Borrower Affiliated Group and conduct field examinations (provided that unless a Default or Event of Default has occurred and is continuing, the Noteholders will not conduct more than 1 inspection in any fiscal year of the Borrower), (ii) examine and make copies of and take abstracts from the books and records of the Borrower and such other members of the Borrower Affiliated Group, and (iii) discuss the affairs, finances and accounts of the Borrower and such other members of the Borrower Affiliated Group with its appropriate officers, employees and accountants (with a representative of the Borrower Affiliated Group present, at Borrower’s election); provided, however, when a Default or Event of Default exists, the Noteholders may do any of the foregoing at the expense of such Person at any time during normal business hours and without advance notice. In handling such information the Noteholders shall exercise the same degree of care that each exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received, except that disclosure of such information may be made (w) to the subsidiaries or affiliates of the Noteholders in connection with their present or prospective business relations with the Borrower Affiliated Group, (x) to prospective transferees or purchasers of an interest in the Securities, (y) as required by law, regulation, rule or order, subpoena, judicial order or similar order and (z) as may be required in connection with the examination, audit or similar investigation of the Noteholders.

Section 6.6.           Maintenance of Books and Records. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, keep adequate books and records of account, in which true and complete entries will be made reflecting its business and financial transactions in accordance with GAAP or international accounting standards, as applicable, and applicable law.

Section 6.7.           [Reserved.]

Section 6.8.           Use of Proceeds. The proceeds of the issuance of the Notes will be used by the Borrower solely as set forth in Section 2.3 hereof. No portion of the proceeds of the issuance of the Notes shall be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

Section 6.9.           Pension Plans. With respect to any Plan, the benefits under which are guaranteed, in whole or in part, by the PBGC or any governmental authority succeeding to any or all of the functions of the PBGC, the Borrower will, and will cause each other member of the Borrower Affiliated Group to, (i) fund each Plan as required by the provisions of Section 412 of the Code; (ii) cause each Plan to pay all benefits when due (other than those in dispute); and (iii) furnish the Noteholders (a) promptly with a copy of any notice of each Plan’s termination sent to the PBGC and (b) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Code.

Section 6.10.        Fiscal Year. The Borrower and each other member of the Borrower Affiliated Group shall have a fiscal year ending on December 31 of each year and shall notify the Noteholders of any change in such fiscal year (whereupon, in accordance with Section 9.2 hereof, the Noteholders shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in fiscal year).

Section 6.11.        Further Assurances. At any time and from time to time the Borrower shall, and shall cause each of the domestic Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Noteholders to effect the purposes of the Subordinated Notes Documents.

ARTICLE VII -NEGATIVE COVENANTS OF BORROWER

Borrower hereby agrees that, until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are indefeasibly paid in full, without the prior written consent of the Noteholders, it will not, and it will not permit any Subsidiary, to:

Section 7.1.           Indebtedness. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

(a)           Indebtedness of the Borrower to the Senior Lender under any Senior Debt Document;

(b)           Indebtedness in respect of current liabilities, other than for borrowed money, of the Borrower Affiliated Group incurred in the ordinary course of business and of a type and magnitude consistent with past practices;

(c)           Indebtedness in respect of capital leases and purchase money security interests of the Borrower Affiliated Group incurred in the ordinary course of business; provided, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $2,000,000 at any one time outstanding;

(d)           Indebtedness existing on the date of this Agreement and disclosed on Schedule 7.1 hereto (including any replacements, refinancings or refundings thereof which do not have the effect of increasing the principal amount thereof, fees thereon (other than reasonable and customary fees), or of shortening the maturity date thereof other than, if as a result of such shortening, the maturity date of such Indebtedness is a date after the date which is 6 months after the maturity date of the Notes hereunder);

(e)           The Indebtedness of the Borrower to the Noteholders hereunder;

(f)            Indebtedness secured by Encumbrances permitted by Section 7.5;

(g)           Indebtedness of any domestic Subsidiary in favor of the Borrower;

(h)           Unsecured Indebtedness of any member of the Borrower Affiliated Group to another member of the Borrower Affiliated Group; and

(i)            Guarantees by any member of the Borrower Affiliated Group with respect to any Indebtedness of another member of the Borrower Affiliated Group permitted by this Section 7.1 or Section 7.2.

Section 7.2.           Contingent Liabilities. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, create, incur, assume or remain liable with respect to any Guarantees other than the following:

(a)           Guarantees in favor of the Senior Lender under any Senior Debt Document;

(b)           Guarantees existing on the date of this Agreement and disclosed on Schedule 7.2 hereto;

(c)           Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

(d)           Guarantees with respect to surety, performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding in the aggregate at any time $200,000; and

(e)           Guarantees of Indebtedness permitted under Section 7.1.

Section 7.3.           [Reserved.]

Section 7.4.           Sale and Leaseback. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower or such other member of the Borrower Affiliated Group intends to use for substantially the same purpose as the property being sold or transferred.

Section 7.5.           Encumbrances. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets (including, without limitation, any of its intellectual property) (“Encumbrances”), or assign or otherwise convey any right to receive income, including the sale or discount of Accounts Receivable with or without recourse, except the following (“Permitted Encumbrances”):

(a)           Encumbrances in favor of the Senior Lender under any Senior Debt Document;

(b)           Encumbrances existing on the date of this Agreement and disclosed in Schedule 7.5 hereto securing Indebtedness described therein;

(c)           Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required to be paid in accordance with the provisions of Section 6.4;

(d)           Landlords’ and lessors’ liens arising by statute, so long as the obligations of the Borrower or other member of the Borrower Affiliated Group under the applicable lease are not overdue, or liens in respect of pledges or deposits under workmen’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, laborers’, carriers’, warehousemans’, materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

(e)           Judgment liens that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

(f)            Easements, rights of way, restrictions, minor defects or irregularities in title and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business;

(g)           Encumbrances securing the purchase price of capital assets (including rights of lessors under capital leases) to the extent such purchase is not otherwise prohibited hereunder, provided, however, that (A) each such Encumbrance is given solely to secure the purchase price of, or the lease obligations relating to, such property, does not extend to any other property and is given at the time of the acquisition of the property, and (B) the Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time such security interest attaches, and in any event, such Indebtedness does not exceed $1,000,000 in the aggregate outstanding at any time;

(h)           Any interest of title of a lessor under, and Encumbrances arising from, Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to equipment leases not otherwise prohibited by this Agreement;

(i)            Normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(j)            Encumbrances of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; and

(k)           Rights of service or indemnity payment setoffs customarily required in software license agreements; and

(l)            Any exception included in a title insurance policy approved by the Noteholders.

Section 7.6.           Merger; Consolidation; Sale or Lease of Assets; Acquisitions. The Borrower shall not, nor shall it permit any other member of the Borrower Affiliated Group to, sell, lease or otherwise dispose of assets or properties (valued at the lower of cost or fair market value), other than (i) sales of inventory and non-exclusive licenses of intellectual property in the ordinary course of business, and (ii) sales of assets not in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Borrower or such other member of the Borrower Affiliated Group; or liquidate, merge or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger or consolidation with any other Person, provided that any wholly-owned Subsidiary of the Borrower may merge or consolidate into or with (x) the Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger and if the Borrower is the surviving company, or (y) any other wholly-owned Subsidiary of the Borrower. The Borrower will not, without the prior written consent of the Noteholders, acquire all or substantially all of the assets (or a division) or capital stock (or other equity) of any Person.

Section 7.7.           Consolidated Leverage Ratio. The Borrower shall not at any time permit the Consolidated Leverage Ratio of the Borrower Affiliated Group as at the last day of any fiscal period to be greater than 5 to 1.

Section 7.8.           Consolidated Fixed Charge Coverage Ratio. The Borrower shall not permit the Consolidated Fixed Charge Coverage Ratio of the Borrower Affiliated Group, as at the end of any fiscal quarter, to be less than 1 to 1 for the fiscal quarter then ending.

Section 7.9.           [Reserved].

Section 7.10.        Restricted Payments. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, pay, make or declare any Restricted Payment. Notwithstanding the foregoing, the Borrower (i) may make payments on Subordinated Debt to the extent permitted in any related intercreditor or subordination agreement, and (ii) may make payments of the Stay Bonus in accordance with the terms of the applicable Stay Bonus agreements and the Retention Bonus Plan, provided the aggregate amount of all such Stay Bonus payments shall not exceed $2,225,000 in any fiscal year and $6,750,000 during the term of this Agreement. Neither the Borrower nor any other member of the Borrower Affiliated Group will enter into any agreement, contract or arrangement (other than the Senior Debt Documents or Subordinated Notes Documents) restricting the ability of any other member of the Borrower Affiliated Group to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of any nature or to make transfers or distributions of all or any part of its assets to the Borrower or any other member of the Borrower Affiliated Group.

Section 7.11.        Investments. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, make or maintain any Investments other than Qualified Investments and loans and advances to employees of the Borrower or such other member of the Borrower Affiliated Group permitted under Section 7.14(i) below.

Section 7.12.        ERISA. Neither the Borrower nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code, (ii) incur any “accumulated funding deficiency” (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could reasonably be expected to result in the imposition of a lien or encumbrance on the assets of the Borrower or any other member of the Borrower Affiliated Group pursuant to Section 4068 of ERISA.

Section 7.13.        Transactions with Affiliates. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, enter into or participate in any agreements or transactions of any kind with any Affiliate (for purposes of this Section 7.13, only, TA Associates and its Affiliates shall be deemed “Affiliates” of the Borrower) , except (i) transfer-pricing agreements in the ordinary course of business and consistent with past practices, (ii) agreements or transactions contemplated, required or allowed by any Subordinated Notes Document or any Related Agreement as in effect on the date of this Agreement, provided that such agreements or transactions are not otherwise prohibited by this Agreement, any other Subordinated Notes Documents or any of the Related Agreements; (iii) agreements or transactions (in each case) in the ordinary course of business and on an arms-length basis which (A) include only terms which are fair and equitable to the Borrower or such other member of the Borrower Affiliated Group and are no less favorable than would be found in a similar agreement or transaction with an unaffiliated third party counterpart, (B) do not violate or otherwise conflict with any of the terms of any of the Subordinated Notes Documents or Senior Debt Documents, (C) require the payment of no fees, charges or commissions by the Borrower or such member of the Borrower Affiliated Group to any Affiliate except those which are reasonable and disclosed to the Noteholders, and (D) are disclosed on the books, accounts and records of the Borrower or such other member of the Borrower Affiliated Group,; and (iv) the loans permitted by Section 7.14. Neither the Borrower nor any other member of the Borrower Affiliated Group will enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such other member of the Borrower Affiliated Group of its obligations hereunder or under any of the other Subordinated Notes Documents.

Section 7.14.        Loans. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, make to any Person any loan, advance or other transfer with the anticipation of repayment, except for (i) loans and advances to employees of the Borrower or such other member of the Borrower Affiliated Group not exceeding $2,225,000 in the aggregate at any time outstanding for taxes incurred by such employees in connection with the Related Transactions; provided that such loans and advances shall be on terms reasonably satisfactory to the Noteholders, and (ii) loans and advances to employees of the Borrower or such other member of the Borrower Affiliated Group, made in the ordinary course of business and consistent with past practices, not exceeding $2,000,000 in the aggregate at any time outstanding; provided, that no such advances to any single employee shall exceed $400,000 in the aggregate.

Section 7.15.        No Amendments to Certain Documents. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, at any time cause or permit any of the Related Agreements, the Material Contracts, or charter or other incorporation documents or by-laws of the Borrower or such other member of the Borrower Affiliated Group, to be modified, amended or supplemented in any respect whatever, except for such modification or amendment as would not, in the Noteholders’ reasonable discretion, effect any change adverse to the Noteholders, or have a Material Adverse Effect, without (in each case) the express prior written agreement, consent or approval of the Noteholders.

Notwithstanding the foregoing, the Senior Debt Documents may be amended in accordance with the terms of the TA Subordination Agreement.

ARTICLE VIII -DEFAULT

Section 8.1.           Events of Default. Each of the following events shall constitute an event of default (“Event of Default”) and the Noteholders shall thereupon have the option to declare the Obligations immediately due and payable, all without further demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in any of sub-Sections (f) or (g) shall automatically cause an acceleration of the Obligations):

(a)           the Borrower shall fail to pay (i) any amount of principal of any Notes within 2 days of the date when due, or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under any Note or any other Subordinated Notes Document within 7 days after the due date therefor; or

(b)           the Borrower or any other member of the Borrower Affiliated Group shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, obligations, covenants or agreements contained in Sections 6.1, 6.2(d), 6.5, 6.7, 6.8, 6.10, 6.11, or in Article VII and such failure shall continue for 20 days; or

(c)           (i) the Borrower or any other member of the Borrower Affiliated Group shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, obligations, covenants or agreements or contained this Agreement or in any other Subordinated Notes Document and such failure shall continue for 45 days; or

(d)           any representation or warranty of the Borrower or any other member of the Borrower Affiliated Group made in any Subordinated Notes Document or any other documents or agreements delivered in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(e)           other than with respect to the Senior Loan Agreement, the Borrower or any other member of the Borrower Affiliated Group shall fail to pay at maturity, or within any applicable period of grace (not to exceed 45 days), any obligations in excess of $500,000 in the aggregate for borrowed monies or advances, or fail to observe or perform any term, covenant or agreement evidencing or securing such obligations for borrowed monies or advances, the result of which failure is to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any, or to permit any party to any agreement evidencing such obligations to terminate or cancel such agreement; or

(f)            the Borrower or any other member of the Borrower Affiliated Group shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be Insolvent, (iii) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect) or other law or (iv) pass any board resolution or take any corporate action for the purpose of effecting any of the foregoing; or

(g)           a proceeding or case shall be commenced, without the application or consent or acquiescence of the Borrower or other applicable member of the Borrower Affiliated Group in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code (as now or hereafter in effect), against the Borrower or any other member of the Borrower Affiliated Group; or action under the laws of the jurisdiction of incorporation or organization of the Borrower or any other member of the Borrower Affiliated Group similar to any of the foregoing shall be taken with respect to the Borrower or any such member of the Borrower Affiliated Group and shall continue unstayed and in effect for any period of 60 days; or

(h)           judgments or orders for the payment of money shall be entered against the Borrower or any other member of the Borrower Affiliated Group by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any other member of the Borrower Affiliated Group, that in the aggregate exceed $500,000 in value and such judgments, orders, warrants or process shall continue undischarged or unstayed for 60 days; or

(i)            the Borrower, any other member of the Borrower Affiliated Group or any member of the Controlled Group shall fail to pay when due amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA that in the aggregate exceed $200,000; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any other member of the Borrower Affiliated Group or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any other member of the Borrower Affiliated Group and such proceedings shall not have been dismissed within 45 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

(j)            [Reserved.]

(k)           any change in equity ownership of any Subsidiary of the Borrower, except to the extent permitted by Section 7.6; or

(l)            Coleman Fung shall cease to be the Chief Executive Officer of the Borrower or Kevin Hesselbirg shall cease to be the Chief Financial Officer of the Borrower, or shall cease to perform substantially all of his duties and responsibilities as such officer for a period of more than thirty 30 days (exclusive of vacations not in excess of such officer’s normal annual vacation allowance) and such Person shall not be replaced within 180 days of such event or circumstance; or

(m)          the Borrower or any other member of the Borrower Affiliated Group shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than 60 days, or the Borrower or any other member of the Borrower Affiliated Group shall be indicted for a state, federal, provincial (or similar foreign jurisdiction) crime, or any civil or criminal action shall otherwise have been brought or threatened in writing against the Borrower or any other member of the Borrower Affiliated Group, a punishment for which in any such case could include forfeiture of any assets of the Borrower Affiliated Group having a fair market value in excess of $500,000; or

(n)           there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether insured or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than 45 consecutive days, any material cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any other member of the Borrower Affiliated Group if such event or circumstance is not covered by business interruption insurance; or

(o)           there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

(p)           any covenant, agreement or obligation of the Borrower or any other member of the Borrower Affiliated Group contained in or evidenced by any Security Document or any Ancillary Document to which the Borrower or such member of the Borrower Affiliated Group is a party shall, prior to the date on which such document terminates, cease in any material respect to be legal, valid, binding or enforceable in accordance with the terms thereof, which cessation (in the case of an Related Agreement only) can reasonably be expected to have a Material Adverse Effect; or

(q)           any Related Agreement shall be canceled, terminated, revoked or rescinded (or any notice of such cancellation, termination, revocation or rescission given) other than with the express prior written agreement, consent or approval of the Noteholders; or any action at law, suit in equity or other legal proceeding to cancel, revoke, or rescind any Related Agreement shall be commenced by or on behalf of the Borrower or any other member of the Borrower Affiliated Group, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Security Documents or Ancillary Documents or any one or more of the obligations of the Borrower or any other member of the Borrower Affiliated Group under any one or more of the Related Agreements are illegal, invalid or unenforceable in accordance with the terms thereof; or

(r)            any default or event of default shall occur and be continuing under any under any Related Agreement (other than the Senior Debt Documents) and the required Noteholders determine, in the exercise of their reasonable discretion, that such default or event of default could reasonably be expected to have a Material Adverse Effect.

Section 8.2.           Cure. Other than with respect to a cure of an Event of Default accomplished within a stated cure period hereunder, nothing contained in this Agreement, the Notes or the Related Agreements shall be deemed to compel the Noteholders to accept a cure of any Event of Default hereunder.

Section 8.3.           Rights and Remedies on Default.

8.3.1        Upon the occurrence and during the continuance of an Event of Default, the Noteholders holding greater than fifty percent (50%), voting together as a single class, in principal amount of the Notes may, by notice to Borrower, declare the entire unpaid principal amount of the Notes plus all interest accrued and unpaid thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under sub-Sections (f) or (g) of Section 8.1, in which case all such amounts shall automatically become due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

8.3.2        Upon the occurrence and during the continuance of an Event of Default, each Noteholder may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in aid of the exercise of any power granted in this Agreement.

8.3.3        Upon the occurrence and during the continuance of an Event of Default, if any Convertible Subordinated Notes are outstanding on such date, the Noteholders may elect to convert such Notes in accordance with Section 2.2 hereof.

8.3.4        If any Event of Default shall have occurred and be continuing, and whether or not the Noteholders shall have accelerated the maturity of the Notes pursuant to sub-Section 8.3.1, each Noteholder, if owed any amount with respect to the Notes may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Subordinated Notes Documents or any instrument pursuant to which the Obligations to such Noteholder are evidenced, including to the extent permitted by Applicable

Law by obtaining the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, by proceeding to enforce the payment thereof or any other legal or equitable right of such Noteholder. No remedy herein conferred upon any Noteholder is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

Section 8.4.           Nature of Remedies. All rights and remedies granted to the Noteholders hereunder and under the Notes and the Related Agreements, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Noteholders may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Noteholders, upon or at any time after the occurrence and during the continuance of an Event of Default, may proceed against Borrower at any time with any available remedy and in any order.

Section 8.5.           Set-Off. If any bank account or other Property held by or with the Noteholders or any Affiliate of the Noteholders is attached or otherwise liened or levied upon by any third party, the Noteholders shall have and be deemed to have, without notice to Borrower, the immediate right of set-off and may apply the funds or other amounts or property thus set off against any of the Obligations hereunder then due and payable.

Section 8.6.           Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any Noteholder receives any monies with respect to the amounts due hereunder, such monies shall be distributed for application as follows:

8.6.1        First, to the payment of, or (as the case may be) the reimbursement of the Noteholders for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Noteholders in connection with the collection of such monies by the Noteholders, for the exercise, protection or enforcement by the Noteholders of all or any of the rights, remedies, powers and privileges of the Noteholders under this Agreement or any of the other Subordinated Notes Documents pro rata based on the relative amounts so incurred or sustained by the Noteholders (subject, with respect to fees and expenses of counsel to Section 9.8 hereof);

8.6.2        Second, to all other Obligations in such order or preference as the Noteholders may determine; provided, however, that distributions shall be made among the Noteholders pro rata; and

8.6.3        Third, to Borrower or to such other Persons as are entitled thereto.

ARTICLE IX -MISCELLANEOUS

Section 9.1.           No Waiver; Cumulative Remedies. No failure or delay on the part of any Noteholder, in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.2.           Amendments, Waivers and Consents. Any provision in this Agreement or the Notes or the other Subordinated Notes Documents to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if Borrower shall, as long as any Notes are outstanding, obtain consent thereto in writing from the holder or holders of greater than fifty percent (50%), considered together as a single class, of the aggregate principal amount of all Notes then outstanding, and shall, in any case, deliver copies of such consent in writing to all other holders of Notes; provided that no such consent shall be effective to reduce or to postpone the date fixed for the payment of the principal (including any required redemption) or interest payable on any Note without the written consent of the holder thereof, or to alter or amend the terms governing prepayments, mandatory purchase or the terms of subordination contained in this Agreement and the other Subordinated Notes Documents, or to alter or amend the consent mechanism provided for under this Section 9.2 unless all of the Noteholders shall have consented thereto in writing. Any amendment or waiver effected in accordance with this Section 9.2 shall be binding upon each Noteholder and the Borrower.

Section 9.3.           Addresses for Notices, Etc. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

If to Borrower:

Open Link Financial, Inc.

1502 Reckson Plaza

West Tower -15th Floor

Uniondale, NY 11556-1502

Attention: Kevin Hesselbirg

Telecopy No.: (516) 394-1193

If to the Noteholders:

TA Associates, Inc.

125 High Street, Suite 2500

Boston, MA 02110

Attention: Jonathan Meeks

Telecopy No.: (617) 574-6728

If to any other holder of the Notes:

at such holder’s address for notice as set forth in the transfer records of Borrower or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section 9.3. All such notices, requests, demands and other communications shall, when mailed or sent, respectively, be effective (i) three (3) days after being deposited in the mails or (ii) one Business Day after being deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

Section 9.4.           Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Agreement, the Notes, the other Subordinated Notes Documents and other instruments and documents to be delivered hereunder, and in connection with the consummation of the transactions contemplated hereby and thereby, as well as all reasonable out-of-pocket costs and expenses of the Noteholders in connection with the amendment, waiver (whether or not such amendment or waiver becomes effective) or enforcement of this Agreement, the Notes, the other Subordinated Notes Documents, and other instruments and documents to be delivered hereunder and thereunder; including, without limitation, the expenses of the Noteholders incurred under Section 8.3 hereof at any time after an Event of Default has occurred and is continuing. The Borrower shall be responsible, during any enforcement action, for the costs and expenses of a single counsel to the Noteholders (excluding any special or local counsel required in connection with any such enforcement action).

Section 9.5.           Assignability; Binding Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto; provided, however, that any Noteholder may assign this Agreement freely without consent to any transferee in accordance with the provisions of Section 2.9. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement.

Section 9.6.           Payments in Respect of Notes. Each Noteholder and any successor holder of any Notes, by their acceptance thereof, agree that, with respect to all sums received by them applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made among them so that, in effect, all such sums shall be shared ratably by all of the holders of the Notes, whether received by voluntary payment, by the exercise of the right of set off, by counterclaim or cross-action or by the enforcement of any or all of the Notes. If any holder of the Notes receives any payment on its Notes in excess of its pro rata portion, then such holder receiving such excess payment shall purchase for cash from the other holders an interest in their Notes in such amounts as shall result in a ratable participation by all of the holders in the aggregate unpaid amount of Notes then outstanding. Borrower shall not have any obligation to any Person under this Section 9.6.

Section 9.7.           Indemnification. The Borrower agrees (a) to pay, indemnify and hold each Noteholder harmless from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or the other Subordinated Notes Documents, and (b) to the fullest extent permitted by law, and in addition to any such rights which any Noteholder may have under this Section 9.7, pursuant to statute, the Borrower’s certificate of incorporation or by laws, or otherwise, to pay, indemnify and hold each Noteholder, and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”), and to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, obligations, expenses, liens, assessments, judgments and liabilities, joint or several (including, without limitation, interest, penalties and any investigation, legal and other expenses, incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are incurred) of any kind or nature whatsoever which may be sustained or suffered by any such Indemnitee, based upon, arising out of, by reason of or otherwise in respect of or in connection with (i) any breach of any covenant or agreement made by the Borrower in this Agreement or in any agreement or instrument delivered pursuant to this Agreement, or (ii) to which any Indemnitee, or any of them, may become subject by reason of, in their capacity as or as a result of any action taken or omitted to be taken by them as a security holder, creditor, director, board observer, agent, representative or controlling person of the Borrower or otherwise relating to their involvement with the Borrower, including, without limitation, any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) under any federal or state statutory law or regulation, at common law or otherwise, which relates directly or indirectly to the registration, purchase, sale or ownership of any securities of the Borrower or to any fiduciary obligation owed with respect thereto, including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Indemnitee as a shareholder, director, agent, representative or controlling person of the Borrower or otherwise, alleging so called control person liability, lender liability or securities law liability; provided, however, that the Borrower will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based on an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Borrower in an instrument duly executed by or on behalf of such Indemnitee specifically stating that it is for use in the preparation thereof or as a result of the gross negligence or willful misconduct of an Indemnitee, or breach of an Indemnitee’s obligations hereunder, in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided, however, with respect to this clause (ii), to the extent any provisions of this clause (ii) conflict with the provisions of Section 7.8 of the Stockholders Agreement, Section 7.8 of the Stockholders Agreement shall control.

Section 9.8.           Survival of Representations and Warranties All representations and warranties made to the Noteholders in this Agreement, the other Subordinated Notes Documents, the Related Agreements and any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof and thereof, regardless of any investigation made by the Noteholders or on behalf of the Noteholders.

Section 9.9.           Prior Agreements. This Agreement and the Related Agreements constitute the entire agreement between the parties and supersede any prior understandings or agreements concerning the subject matter hereof or thereof.

Section 9.10.                    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

Section 9.11.                    Governing Law. This Agreement is to be construed and enforced in accordance with by the laws of the Commonwealth of Massachusetts.

Section 9.12.                    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.13.                    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

Section 9.14.                         Further Assurances. From and after the date of this Agreement, upon the request of the Noteholders, Borrower and its Subsidiaries shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of the Subordinated Notes Documents.

Section 9.15.                         Specific Performance. Upon breach or default by Borrower with respect to any obligation hereunder or under the Notes, each Noteholder shall be entitled to protect and enforce its rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

Section 9.16.                         Actions by Noteholders. Except as provided in Section 9.2, wherever in this Agreement action is required or permitted to be taken by, or consent is required of, or a matter requires the satisfaction of, the Noteholders, such action may be taken by, such consent may be obtained from, or such satisfaction may be expressed by, the holders of a majority, considered together as a single class, of the aggregate principal amount of all Notes then outstanding.

Section 9.17.                         Limitation of Liability. No Noteholder shall have any liability to Borrower or Borrower’s Subsidiaries (whether sounding in tort, contract, or otherwise) for consequential damages suffered by Borrower or its Subsidiaries in connection with, arising out of, or in any way related to the transactions or relationships contemplated by the Subordinated Notes Documents, or any act, omission or event occurring in connection therewith, or for any special exemplary or punitive damages, and Borrower and its Subsidiaries hereby waive, to the maximum extent not prohibited by law, any right they may have to claim or recover any of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have executed this Subordinated Note Purchase Agreement as of the date first above written.

BORROWER:

OPEN LINK FINANCIAL, INC.

By:	/s/ Coleman Fung
Name:	Coleman Fung
Its:	CEO

NOTEHOLDERS:

TA SUBORDINATED DEBT FUND, L.P.
By: TA Associates SDF LLC, its General Partner
By: TA Associates, Inc., its Manager

By:	/s/ Jonathan Meeks
Name:	Jonathan Meeks
Its:	Principal

TA INVESTORS II, L.P.
By: TA Associates, Inc., its General Partner

By:	/s/ Jonathan Meeks
Name:	Jonathan Meeks
Its:	Principal

Open Link Subordinated Convertible Note Purchase Agreement

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Subordinated Convertible Note Purchase Agreement (the “Agreement”) dated as of February 1, 2006 by and among Open Link Financial, Inc. and the parties named therein, as a Noteholder thereunder. The undersigned hereby agrees to be bound by the terms of the Agreement and the other Subordinated Notes Documents, including the representations and warranties set forth in Article IV of the Agreement. Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement.

The address and facsimile number to which notices may be sent to the undersigned is as follows:

[Name]

[Address]

Facsimile No.:

Attention:

[NAME OF UNDERSIGNED]

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EXHIBIT 2.1

Form of Note

3

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

THIS NOTE AND THE RIGHTS EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATED NOTE AND INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY     , 2006, BY AND AMONG OPEN LINK FINANCIAL, INC., BANK OF AMERICA, N.A. AND THE SUBORDINATED NOTE HOLDERS SIGNATORY THERETO, AND ANY TRANSFEREE BY ACCEPTANCE OF SUCH TRANSFER AGREES TO BE BOUND BY THE TERMS THEREOF.

SUBORDINATED NOTE

$	, 200

FOR VALUE RECEIVED, the undersigned, Open Link Financial, Inc., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of [Name of Holder], a [entity type/jurisdiction of organization] (the “Noteholder”), the principal sum of $                          , together with interest on the unpaid principal amount from time to time outstanding at the rate or rates and computed and payable at the times as described in the Note Purchase Agreement (as hereinafter defined). Payments of the principal hereof shall be made as provided in the Note Purchase Agreement. Notwithstanding any other provision of this note, the entire balance of principal and accrued and unpaid interest shall be paid in full on December 31, 2011.

This note is one of the Subordinated Notes referred to in the Subordinated Convertible Note Purchase Agreement dated as of February     , 2006 (as the same may be amended, modified or supplemented from time to time, the “Note Purchase Agreement”) by and among Borrower and the Noteholders named therein. This note has been issued by Borrower to the Noteholder in connection with a conversion of the Convertible Subordinated Note due December 31, 2011 issued by Borrower to the Noteholder on February    , 2006 pursuant to the terms of the Note Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Purchase Agreement.

Subject to, and at all times in accordance with, the provisions of the Note Purchase Agreement (i) Borrower shall have the right, at any time, to voluntarily prepay all or any part of the outstanding principal amount of this note and (ii) the Noteholder shall have the right to require Borrower to repurchase this note upon the occurrence of a Mandatory Repurchase Event.

In addition to the payment of interest as provided above, Borrower shall, on demand, pay interest on any overdue installments of principal and, to the extent permitted by applicable law, on overdue installments of interest at the rate set forth in, and in accordance with the provisions of, the Note Purchase Agreement.

The holder of this note is entitled to all the benefits and rights of a Noteholder under the Note Purchase Agreement to which reference is hereby made for a statement of the terms and conditions under which the entire unpaid balance of this note, or any portion thereof, shall become immediately due and payable. Notwithstanding anything in this note to the contrary, the terms and provisions of this note shall at all times be governed by and subject to all of the terms and provisions of the Note Purchase Agreement. To the extent that there is any conflict with, or inconsistency between, the terms and provisions of this note and the terms and provisions of the Note Purchase Agreement, the terms and provisions of the Note Purchase Agreement shall at all times govern and control.

Borrower hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this note.

No delay or omission on the part of the holder of this note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.

The terms and provisions of this note are subject to the terms and provisions of the Note Purchase Agreement, including, without limitation, its dispute resolution provisions.

This note shall be deemed to be under seal, and all rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflicts of law provisions contained therein).

OPEN LINK FINANCIAL, INC.

By:
Name:
Title:

Open Link Subordinated Note

EXHIBIT 2.2

Allocation of Note Purchase Amount

TA Subordinated Debt Fund, L.P.	$19,607,843.14

TA Investors II, L.P.	$392,156.86

Total	$20,000,000

EXHIBIT 2.2(i)

Allocation of Subordinated Note Purchase Amount

TA Subordinated Debt Fund, L.P.	$19,607,843.14 (subject to adjustment for any partial prepayment of the Convertible Subordinated Notes)

TA Investors II, L.P.	$392,156.84 (subject to adjustment for any partial prepayment of the Convertible Subordinated Notes)

Total	$20,000,000 (subject to adjustment for any partial prepayment of the Convertible Subordinated Notes)

EXHIBIT 2.2(ii)

Allocation of Warrant Shares

TA Subordinated Debt Fund, L.P.	937,032

TA Investors II, L.P.	18,741

Total	955,773

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